Executive Incentive, Change of Control Retention and Severance Agreement

This Executive Incentive, Change of Control Retention and Severance Agreement (the "Agreement") is made and entered into as of August 19, 2008 (the "Effective Date"), by and between Solar Enertech Corp. (“Company”) and Leo S. Young (the "Executive"). Capitalized terms used in this Agreement shall have the meanings set forth in Section 5 below.

1. Purpose. The purpose of this Agreement is to encourage Executive to remain in the employ of the Company and to continue to devote Executive's full attention to the success of the Company including in the event of a Change of Control, as such term is defined in Section 5 of this Agreement.

2. Compensation

2.1 Base Salary. The Company plans to increase base salary for the Executive in relation to improvements in the operating and financial performance of the Company consistent with the forecasts and plans agreed upon between the Board of Directors and the Executive. For the Fiscal Year 2009, contingent on achievement of certain operating and financial metrics to be agreed upon between the Board of Directors and the Executive, the base salary is planned to increase as follows:

Current base salary: $200,000 per annum

January 2009 base salary: $250,000 per annum

For the Fiscal Year 2010, assuming fiscal 2009 performance metrics were met and contingent on achievement of certain operating and financial metrics to be agreed upon between the Board of Directors and the Executive, the base salary is planned to increase as follows:

January 2010 base salary: $300,000 per annum

In the event fiscal 2009 performance metrics are not met, the parties agree to revisit appropriate adjustments to this Section 2.1.

2.2 Stock Options. Contingent on achievement of certain operating and financial metrics to be agreed upon between the Board of Directors and the Executive, the Company plans to award (subject to Board approval) options to purchase up to 1.5 million shares of the Company’s common stock to Executive.  Any grants shall become fully vested twelve (12) months after the date of grant if the Executive is currently employed by the Company. The exercise price shall be equal to the market price of the Company’s common stock on the date of the grant and shall be exercisable until the earlier of (a) the third (3rd) anniversary of the date of vesting and (b) sixty (60) days from the date at which the Executive ceases to be employed by the Company.

2.3 Personal Travel to USA. The Company will provide 2 weeks of paid vacation for each 6 month period of employment under this Agreement and the Company will pay for round trip business class airfare to/from China and the United States for the either the Executive or his spouse.

3. Severance for reasons other than Cause. In the event of Executive’s involuntary severance from service for reasons other than Cause, or due to the event of a Diminution of Responsibilities, then, provided that Executive complies with Section 7 below prior to the forty-fifth (45th) day following such termination, Executive shall receive a lump sum cash payment in an amount equal to eighteen (18) months of Executive's then effective base salary (less applicable withholding), paid on the first payroll date which is forty-five (45) days after the date of termination.

4. Termination Upon Change of Control. The provisions set forth in this Section 4 shall apply in lieu of those in Section 3 in the event of the Executive’s Termination Upon a Change of Control. In the event of Executive's Termination Upon a Change of Control, Executive shall receive the following payments and benefits:

4.1 Accrued Salary and Vacation, and Benefits. Executive shall receive all salary and accrued vacation (less applicable withholding) earned through Executive's termination date, and the benefits, if any, under Company benefit plans to which Executive may be entitled pursuant to the terms of such plans.

4.2 Stock Award Acceleration. Provided that Executive complies with Section 7 below, all outstanding stock options granted and restricted stock issued by the Company to Executive prior to the Change of Control shall become fully vested and exercisable immediately prior to the effective date of the Termination Upon a Change of Control.

4.3 Cash Severance Payment. Provided that Executive complies with Section 7 below prior to the forty-fifth (45th) day following such termination, Executive shall receive a lump sum cash payment in an amount equal to eighteen (18) months of Executive's then effective base salary (less applicable withholding), paid on the first payroll date which is forty-five (45) days after the date of termination.

5. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 5.

5.1 "Cause" means Executive's (a) failure to perform any reasonable and lawful duty of Executive's position or failure to follow the lawful written directions of the Board of Directors; (b) commission of an act that constitutes misconduct and is injurious to the Company or any subsidiary; (c) conviction of, or pleading "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; (d) committing an act of fraud against, or the misappropriation of property belonging to, the Company or any subsidiary; (e) commission of an act of dishonesty in connection with Executive's responsibilities as an employee and affecting the business or affairs of the Company; (f) material breach of any confidentiality, proprietary information or other agreement between Executive and the Company or any subsidiary; or (g) failure or refusal to carry out the reasonable directives of the Board of Directors.

5.2 "Change of Control" means (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then outstanding securities; (b) the Company is party to a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company's assets (or consummation of any transaction having similar effect); or (d) the dissolution or liquidation of the Company.

5.3 "Company" means Solar Enertech Corp. and any successor or assign to substantially all the business and/or assets of Solar Enertech Corp.

5.4 "Diminution of Responsibilities" means the occurrence of any of the following conditions, without Executive's written consent which condition(s) remain(s) in effect twenty (20) days after receipt by Company from the Executive of a written notice to: (a) a significant diminution in the nature or scope of Executive's authority, title, function or duties from Executive's authority, title, function or duties; (b) a ten percent (10%) reduction in Executive's base salary or a twenty-five percent (25%) reduction in Executive's target bonus opportunity, if any (in either case, unless such reduction is part of a Company officer-wide program to reduce expenses); (c) the Company's requiring Executive to be based at any office or location more than 50 miles from the office where Executive was employed; (d) any material breach of the terms of this Agreement by the Company; or (e) failure of any successor or assignee to the Company to assume this Agreement. Notwithstanding the foregoing, the Executive’s continued employment for ninety (90) days following the occurrence of any condition constituting “Diminution of Responsibilities” without the Executive providing written notice to the Company shall constitute consent to, or a waiver of right with respect to, such condition.

5.5 "Termination Upon a Change of Control" means:

(a) any involuntary severance from service of Executive by the Company without Cause within twelve (12) months following a Change of Control; or

(b) any resignation by Executive based on a Diminution of Responsibilities where (i) such Diminution of Responsibilities occurs within twelve (12) months following the Change of Control, and (ii) such resignation occurs within ninety (90) days following such Diminution of Responsibilities. The diminution shall be measured as against existing responsibilities as in effect immediately preceding any Change of Control; provided, that a reduction of Executive’s duties, position or responsibilities by an acquirer of the Company immediately upon a Change of Control to a relatively comparable position taking into account the relative size and geographical scope of the Company as compared to the acquirer shall not be deemed a significant reduction in and of itself.

6. Federal Excise Tax. If the payments and benefits provided for in this Agreement constitute "parachute payments" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits under this Agreement will be payable, at Executive's election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and excise tax imposed by Section 4999 of the Code, in Executive's receipt on an after-tax basis of the greatest amount of benefits.

7. Release of Claims. The Company shall condition the payments and benefits set forth in Sections 3; 4.2 and 4.3 of this Agreement upon the delivery by Executive of a signed release of claims in a form satisfactory to the Company. With respect to the payments provided pursuant to Sections 3 and 4.3, such Release must become effective in accordance with its terms prior to the forty-fifth (45th) day following the termination date.

8. Agreement Not to Solicit. If Company performs its obligations to deliver the severance compensation set forth in Sections 3 and 4 of this Agreement, then for a period of one (1) year after Executive's termination of employment, Executive will not solicit any employee of the Company to discontinue that person's employment relationship with the Company.

9. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association. The site of the arbitration proceeding shall be in Santa Clara County, California, or another location mutually agreed to by the parties.

10. Conflict in Benefits; Effect of Agreement. This Agreement shall supersede all prior arrangements, whether written or oral, and understandings regarding incentive compensation and severance compensation following a Change of Control and shall be the exclusive agreement for the determination of any severance compensation due upon Executive's termination of employment upon a Change of Control.

11. Miscellaneous.

11.1 Successors of the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

11.2 No Employment Agreement. This Agreement does not alter Executive's at-will employment status or obligate the Company to continue to employ Executive for any specific period of time, or in any specific role or geographic location.

11.3 Modification of Agreement. This Agreement may be modified, amended or superseded only by a written agreement signed by Executive and the Chairman of the Board of Directors.

11.4 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

11.5 Application of Section 40A.

(a)   Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)   The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

EXECUTIVE	SOLAR ENERTECH CORP.

/s/ LEO S. YOUNG	/s/ ANTHEA CHUNG

By:

Leo S. Young	Name: Anthea Chung

Title: Chief Financial Officer